Exhibit 99.1

Corporate Communications Contact:

Media Relations (847) 700-5538

UAL CORPORATION'S BOARD REDUCES QUARTERLY

COMMON STOCK DIVIDEND

          CHICAGO, July 3, 2001 -- UAL Corporation (NYSE: UAL) announced today that the board of directors has declared a dividend of $0.05 per share of outstanding UAL common stock, to be paid Aug. 1 to shareholders of record July 16.  This dividend is a reduction from the company's previous dividend rate of $0.3125 per share.

          "We recognize the importance of the cash dividend to our stockholders, and we remain committed to rewarding them for their support," said UAL Corporation Chairman and Chief Executive Officer James E. Goodwin.  "At the same time, the current weak economic environment and the uncertain outlook are having significant industry-wide effects on revenue, negatively affecting our overall performance.  Therefore, the board believes it prudent to reduce the dividend rate for the time being."

          UAL Corporation is the holding company whose primary subsidiary is United Airlines.  United offers almost 2,400 scheduled flights a day to 130 destinations in 27 countries and two U.S. territories.

- UAL -

The web page address for UAL Corp. and United Airlines is www.united.com